Exhibit 10.8

www.kniferiver.com
PO Box 5568 Bismarck, ND 58506-5568 Street Address: 1150 West Century Avenue Bismarck, ND 58506 (701) 530-1400 (701) 530-1451 Fax

Re:  Offer Letter
As discussed, I am pleased to deliver the attached offer letter relating to your employment with Knife River Corporation (the “Employer”), a wholly owned subsidiary of MDU Resources Group, Inc. (“MDU Resources”).  As you know, MDU Resources plans to separate the Employer by means of a spinoff of the newly formed MDU Resources subsidiary named Knife River Holding Company (the “Parent Entity”), which will own the Employer.
This letter sets forth your compensation as an officer of the Parent Entity (which intends to change its name to “Knife River Corporation” in connection with the spinoff) following the spinoff.  References to “Knife River Corporation” in this offer letter should be considered to refer either to the Employer (which intends to change its name to “KRC Materials, Inc.” in connection with the spinoff) or to the Parent Entity, as the context requires.

Sincerely,

/s/ Brian R. Gray

Brian R. Gray
President and Chief Executive Officer,
Knife River Corporation
President, Knife River Holding Company

January 31, 2023

Confidential

John Quade,

I am pleased to offer you the position of Vice-President – Business Development at Knife River Corporation, effective February 6, 2023. You will report to me and Dave Barney until such time Dave’s status changes at which time you will report directly to me.

Following is the compensation and incentive package that applies to this new role:

●	Base salary:

Your annualized base salary will be $325,000 effective February 6, 2023. This is an increase of $16,720 from your current role.

●	Annual Incentive:

Your target incentive on the EICP will change from the current 65% to 60% of base salary. For the plan year 2023, your incentive will be prorated based on time spent at each role. You will be recommended for inclusion in the LTIP as described below.

●	Long-Term Incentive Plan (LTIP):

You will be recommended to the Board of Directors for their approval for a target award of 55% of your base pay. More information on this program and stock ownership guidelines will be forthcoming upon approval of your participation.

●	Non-Qualified Defined Contribution Plan:

You have received funding for the 2023 plan year. You will be recommended for continued participation in the company’s non-qualified defined contribution plan with company funding. This benefit requires approval from the Compensation Committee of the Board of Directors.

John, I am pleased you will be moving into the VP-Business Development role. You have been instrumental and successful with the growth in the North Central region. Your experience and background will serve Knife River well in future growth.

This offer is contingent upon successfully completing a background and credit check. This offer is not an employment contract for any specified time frame. The employment relationship can be terminated by you or the company at any time, for any reason, with or without notice.

Please confirm your acceptance of this offer by signing, dating and returning (email is acceptable) the form to me.

Regards,

Brian Gray

President

Knife River Corporation

I have read the above offer and agree to the terms set forth.

/s/ John Quade	2/8/23
John Quade	Date

Cc: HR-KRC/MDUR